EXHIBIT 99.3

NEWS RELEASE

Media Contact:	Doug Kline Sempra Energy (877) 866-2066 www.sempra.com
Financial Contact:	Karen Sedgwick Sempra Energy (877) 736-7727

SEMPRA ENERGY REACHES AGREEMENT TO
SETTLE ENERGY CRISIS
CLASS-ACTION LITIGATION
  After-Tax Cost of Settlement Totals Approximately $350 Million
  Settlement Covers Continental Forge, Nevada and Natural Gas Price Reporting Cases
  Company Provides 2005 Earnings-Per-Share Guidance of Approximately $3.60
  Conference Call/Webcast Scheduled for 4:45 P.M. EST

SAN DIEGO, Jan. 4, 2006 - Sempra Energy (NYSE: SRE) and its two California utilities, Southern California Gas Co. (SoCalGas) and San Diego Gas & Electric (SDG&E), today announced that they have entered into a settlement agreement to resolve the claims of litigants in several class-action lawsuits related to the Western U.S. energy crisis of 2000-01, including the Continental Forge, Nevada and some natural gas price reporting cases. Under the terms of the settlement, Sempra Energy and its utilities vigorously deny any wrongdoing.

The after-tax cost of the settlement to Sempra Energy is approximately $350 million, including a $100 million after-tax charge recorded in the fourth quarter 2005. Earnings in future years will not be materially impacted by the settlement.

-more-

"This agreement will put the major pieces of energy-crisis litigation behind us," said Stephen L. Baum, chairman of Sempra Energy. "Above and beyond the costs to our company, this settlement will provide substantial benefits to millions of energy consumers in California and Nevada."

"We now can concentrate our energies on the continued successful execution of our business plans that are focused on developing new energy infrastructure and supplies for our customers," said Donald E. Felsinger, president and chief executive officer of Sempra Energy. "We have preserved the strength of our balance sheet and maintained the liquidity to fund our capital-expenditure plans."

The agreement is subject to approval by the San Diego Superior Court, the Nevada District Court for Clark County, the City of Los Angeles and the City of Long Beach, Calif.

Highlights of the settlement agreement are as follows:

Cash Payments

    Commencing upon final approval of the settlement agreement, Sempra Energy agrees to pay $377 million in cash to the claimants, of which $211 million will be payable in eight annual installments and $166 million will be payable in two annual installments. The settling claimants include: representatives of natural gas and electric utility ratepayers in California, the cities of Los Angeles and Long Beach and the Attorney General of the State of Nevada.

Modifications in Power-Supply Contract with the CDWR

    Through its Sempra Generation unit, which has a long-term power-supply contract with the California Department of Water Resources (CDWR), Sempra Energy agrees to a unilateral price reduction effective Jan. 1, 2006, and continuing for the remaining six years of the contract, totaling $300 million.

-more-

    Sempra Generation also will unilaterally limit the exercise of its delivery-point flexibility under the CDWR contract.

Changes in Utility Operations

    SoCalGas and SDG&E agree to make structural and reporting changes, primarily related to the utilities' gas transmission, storage and procurement activities. These proposed changes, which will require California Public Utilities Commission (CPUC) approval, will increase regulatory oversight of natural gas operations, enhance the transparency of utility operations to market participants and provide large customers more choices as to how they can gain access to, and operate on, the utility systems. The settlement agreement is not contingent on CPUC approval of these measures.

LNG Supply for California

    Through its Sempra LNG unit, which is building a liquefied natural gas (LNG) receipt facility in Baja California, Mexico, Sempra Energy agrees to provide regasified LNG to SoCalGas and SDG&E, subject to CPUC approval. The sales price will be $0.02 per million British thermal units less than the California Border Index price for natural gas.

San Diego Superior Court Judge Ronald S. Prager will oversee the approval process for the settlement agreement and expected distribution of the settlement proceeds to class members in California.

Updated Earnings Guidance

Sempra Energy today updated its 2005 earnings-per-share guidance to approximately $3.60, due to improved performance in the company's commodities business. This revised guidance includes recognition of the $100 million fourth-quarter charge. Previous 2005 earnings-per-share guidance was $3.40 to $3.60.

-more-

Conference Call

Sempra Energy has scheduled a live Webcast to discuss the litigation settlement at 4:45 p.m. EST. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (706) 645-9291 and entering the passcode 3989438.

Sempra Energy has included additional information on the settlement in a Form 8-K to be filed with the Securities and Exchange Commission. Settlement of the Continental Forge lawsuit does not terminate other ongoing energy-crisis-related litigation against Sempra Energy and its affiliates.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2004 revenues of $9.4 billion. The Sempra Energy companies' 13,000 employees serve more than 29 million consumers in the United States, Europe, Canada, Mexico, South America and Asia.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, the Federal Energy Regulatory Commission and other regulatory bodies in the United States and other countries; capital markets conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company's Web site, www.sempra.com.

Sempra LNG and Sempra Pipelines & Storage are not the same companies as the utilities, SDG&E or SoCalGas, and are not regulated by the California Public Utilities Commission. Sempra Energy Trading, doing business as Sempra Commodities, and Sempra Generation are not the same companies as the utilities, SDG&E or SoCalGas, and the California Public Utilities Commission does not regulate the terms of their products and services.